Exhibit 10.4

TEVA

Administrative Offices;

TEVA PHARMACEUTICALS USA

1090 Horsham Road, PO Box 1090

North Wales, PA  19454-1090

Phone:  (215) 591-3000

Toll Free:  888 TEVA USA

Mr. Stephen Simes

President & CEO

BioSante Pharmaceuticals, Inc.

111 Barclay Boulevard

Lincolnshire, IL  60069

Re:                             Development and License Agreement between Teva Pharmaceuticals USA, Inc. (“Teva”) and BioSante Pharmaceuticals, Inc. (“BioSante”) effective December 27, 2002, as amended (the “Agreement”).

Dear Mr. Simes:

This letter will confirm that effective as of the date of your countersignature below (“Reactivation Date”), Teva and BioSante have mutually agreed that they will reactivate the Agreement and reactivate the development of a generic 1% testosterone gel product under the terms and conditions of the Agreement, as further amended as follows:

(1)                                 The following shall be added as a new definition to Section 1.4:

“Commercially Reasonable Efforts” — shall mean with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, diligent, good-faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances exercising reasonable business judgment, it being understood and agreed that, with respect to the development, manufacture and commercialization of the Product, such efforts shall be substantially equivalent to those efforts and resources commonly used by such Party for a product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential as the Product, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the Product, the likelihood of regulatory approval given the regulatory structure involved, the profitability, and other relevant factors commonly considered in similar circumstances.  It is anticipated that the level of effort may change over time, reflecting changes in the status of the Product.

(2)                                 The term “commercially reasonable efforts” as used throughout the Agreement shall be deleted in its entirety and replaced with “Commercially Reasonable Efforts.”

(3)                                 Section 3.9 of the Agreement shall be deleted in its entirety and replaced with the following:

Teva shall use Commercially Reasonable Efforts to file an ANDA for the Product. Following the Launch Date, Teva shall use Commercially Reasonable Efforts to Market the Product in the Territory.

(4)                                 Section 3.11 shall be deleted in its entirety and replaced with “[intentionally left blank].”

(5)                                 Section 3.12 of the Agreement shall be deleted in its entirety and replaced with the following:

Each Party shall bear its own Regulatory Expenses.

(6)                                 Section 5.2 of the Agreement shall be deleted in its entirety and replaced with the following:

If a third party institutes a patent infringement suit or similar proceeding against Teva, its Affiliates and/or its subcontractors during the Term of this Agreement, which suit alleges that the filing of the ANDA for the Product and/or the manufacturing, Marketing, importation, use, sale or offers for sale of the Product in the Territory infringes one or more patents owned by or licensed to such third party (“Patent Suit”), then Teva shall assume direction, control and disposition of the defense of claims arising therefrom. BioSante shall provide, at its sole cost and expense, any and all assistance that Teva may reasonably request relating to such Patent Suit. Teva shall initially bear all legal fees, expenses and reasonable settlement payments incurred by Teva and/or its Affiliates in connection with such Patent Suit (“Legal Expenses”); provided, however, that following the launch of the Product in the Territory, Teva shall be entitled prior to any payment to BioSante under Section 5 (Royalties) to deduct the amount of any and all such Legal Expenses from Net Sales. Teva shall permit an independent certified auditor selected by BioSante and reasonably acceptable to Teva to have access, during normal business hours and upon reasonable prior notice, to those books and records maintained by Teva reasonably necessary for BioSante to verify, on a one time basis, the accuracy of any such Legal Expenses; provided, however, that BioSante agrees to preserve the confidentiality of all privileged or confidential information.  Any such independent audit shall be performed at BioSante’s sole cost and expense.  Nothing contained in this Section 5.2 is meant to derogate from BioSante’s representations and warranties and covenants as contained in Section 8 or its indemnification obligations as contained in Section 10.

(7)                                 The following sentence shall be added to the end of Section 7 of the Agreement:

Notwithstanding the foregoing, following the launch of the Product in the Territory, and provided BioSante has not previously reimbursed Teva for the milestone payments as a result of a Patent Suit, Teva shall be entitled prior to any payment to BioSante under Section 5 (Royalties) to deduct the amount of any and all milestone payments paid by Teva to BioSante under subsections (b) and (c), above, from Net Sales.

(8)                                 The following Sections 12.4, 12.5 and 12.6 shall be added to the Agreement:

12.4                        Teva shall have the right, at its sole option, to terminate this Agreement immediately upon written notice to BioSante in the event that any pilot or pivotal bioequivalence study for the Product, completed subsequent to the Reactivation Date, fails to demonstrate bioequivalence of the Product to the branded product AndroGel® to the reasonable satisfaction of Teva consistent with FDA bioequivalence standards and prevailing standards of statistical methods. In such event, subject to the provisions of Section 12.6, Teva shall grant to BioSante a perpetual, worldwide, semi-exclusive license to all data, information and know-how developed by Teva, as referenced in Section 2.6, including but not limited to biostudy reports and other clinical data related to the Product (the “Teva License”) to be used by BioSante to Market the Product.  For purposes of the definition of “Teva License”, “semi-exclusive” shall mean that Teva and/or its Affiliates (or a third party on their behalf) shall have the right to use such Teva data, information and know-how for any purpose whatsoever.  For the avoidance of doubt, Teva acknowledges and agrees that following the termination of this Agreement for any reason, except as expressly set forth in this Agreement, Teva shall not be permitted to use for any purpose BioSante’s Confidential Information contained in the Technical Package provided to Teva by BioSante on or before the Effective Date.

12.5                        Teva shall have the right to terminate this Agreement, upon ninety (90) days prior written notice to BioSante, in the event that Teva determines, in its sole discretion, that the continued development and/or Marketing of the Product is no longer commercially viable.  In the event that Teva exercises such termination right, subject to the provisions of Section 12.6, Teva shall grant to BioSante the Teva License to Market the Product.

12.6                        In the event that Teva grants to BioSante the Teva License under Sections 12.4 or 12.5, then if BioSante, its Affiliate or a third party pursuant to an arrangement with BioSante subsequently launches or sells a generic 1% testosterone gel product AB Rated to AndroGel® in the Territory, BioSante shall pay to Teva, on a quarterly basis, five percent (5%) of all consideration received by BioSante or its Affiliates as a result of the commercial sale of such product until such time that

Teva has been paid either (a) Three Million Five Hundred Thousand U.S. Dollars (U.S. $3,500,000) if (i) Teva did not file an ANDA for the Product, or (ii) Teva filed an ANDA for the Product and a Patent Suit was not instituted against Teva and/or its Affiliates and/or its subcontractors, or (b) Five Million U.S. Dollars (U.S. $5,000,000) if Teva filed an ANDA for the Product and a Patent Suit was instituted against Teva and/or its Affiliates and/or its subcontractors. For purposes of this Section 12.6, “consideration” shall mean, by way of example and not limitation, net sales (calculated in the same manner as Net Sales hereunder), and all royalties, milestone payments, and other payments, but shall not include reimbursement of costs and expenses or payments for the costs of goods and/or services.

(9)                                 Section 26 of the Agreement shall be deleted in its entirety.

(10)                          Upon the Reactivation Date, both the notice of termination provided by Teva by letter of February 9, 2005 to BioSante and Section 4 of the letter of July 27, 2005 provided by Teva to BioSante shall be considered null and void.  However, BioSante and Teva each fully and forever releases, acquits and discharges the other Party and its predecessors, successors, assigns, Affiliates, officers and directors from any and all claims, demands, obligations, losses, damages, promises, costs, expenses, liabilities and causes of action of any nature whatsoever, whether in law or in equity, whether direct or indirect, whether known or unknown, whether fixed or contingent, whether suspected or unsuspected, relating to or arising out of (a) the contents and the disclosure to BioSante of the Teva Data (as defined in the July 27, 2005 letter) and (b) the performance or non-performance by either party under the Agreement prior to the Reactivation Date.  Notwithstanding the foregoing, BioSante shall continue to be bound by its obligations of confidentiality with respect to the Teva Data and shall be responsible for the breach of any such obligations by itself or any third party to whom BioSante provided the Teva Data under Section 2 of the July 27, 2005 letter.

Please sign below as your confirmation of the foregoing, and return a signed copy of this letter to me via facsimile at (215) 591-8811.

Best regards,

/s/ John C. James

John C. James
Vice President, Alliance Management

By:	/s/ not legible
Its:

Acknowledged and Agreed

this 4th day of June, 2007

BioSante Pharmaceuticals, Inc.

By:	/s/ Stephen M. Simes	/s/ Phillip B Donenberg
Its:	President & CEO	CFO 6/4/07